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                                                                Exhibit 10.15(b)
August 11, 2000

Mr. Robert P. Roche, Jr.
Senior Vice President
Sales & Marketing
Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA  19380-4245

Dear Mr. Roche:

Thank you for your letter dated July 14, 2000. As mentioned in my prior letter to you, Bristol-Myers Squibb Company has, effective September 5, 2000, terminated the Amended and Restated Copromotion Agreement by and between Bristol-Myers Squibb Company and Cephalon, Inc. effective January 1, 1999 (the "Agreement"). Under the terms of the Agreement, BMS will pay Cephalon the compensation to which it is entitled under the Agreement through September 5, 2000. To that end, enclosed is a schedule detailing the compensation to which Cephalon is entitled for the period beginning January 1, 2000 and ending June 30, 2000. This payment of [**] will be made shortly. In addition, a final payment will be made to Cephalon for the period beginning July 1, 2000 and ending September 5, 2000. This payment will be made within 60 days following the end of such period, as provided in Section 10(d) of the Agreement.

Please contact me at the above address if you have any questions.

                              Very truly yours,


                              /s/ Scott Applebaum

                              Scott Applebaum
                              Associate Counsel

Cc:   A. Coles, M.D.
      D. Snow
      J. A. Smith

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.